COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Feb. 27, 2012

Cooper Tire & Rubber Company

Reports Strong Fourth Quarter Results

•	Fourth quarter net sales of over $1 billion, an increase of 14 percent
•	Operating profit of $60 million, or 5.7 percent of net sales
•	One-time non-cash special item contributed to earnings per share

Findlay, Ohio, Feb. 27, 2012 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net sales of $1.05 billion for the quarter ended Dec. 31, 2011, an increase of $126 million, or 14 percent, from the prior year. Operating profit was $60 million for the quarter, an increase of $5 million from the prior year same quarter. Net income from continuing operations attributable to Cooper Tire for the quarter was $209 million or $3.33 per share on a diluted basis. During the quarter, the release of most of the Company's valuation allowance against U.S. deferred tax assets had a positive one-time, non-cash impact on net income of $167 million, or $2.66 per share.  Also, due to this release, the Company's tax expense for the quarter benefited $10 million, or $.16 per share, relating to the reversal of tax expense recorded in previous quarters of the year because the Company had a U.S. valuation allowance at that time. These results compared with $40 million, or 64 cents for the fourth quarter of 2010.

Improved price and mix of $128 million during the quarter more than offset $119 million of higher raw material costs. Sales volumes were slightly higher than the prior year same quarter. Also improving profit were $5 million of lower products liability costs, $3 million lower selling, general and administrative costs, including lower incentive-related expenses, and $2 million of lower other costs. Higher manufacturing costs decreased results by $15 million, including $11 million of costs related to the labor situation at the Company's manufacturing operations in Findlay, Ohio.

Cash and cash equivalents of $234 million at Dec. 31, 2011, increased $143 million from Sept. 30, 2011. Cash and cash equivalents at Dec. 31, 2010, were $413 million. During the first quarter of 2011, the Company invested $134 million to increase ownership levels and support future growth at affiliated operations in China and Mexico. Cash generated during the fourth quarter reflects normal seasonal patterns that are driven by a third quarter peak in tire sales.

For the year ended Dec. 31, 2011, the Company reported net sales of $3.9 billion, an increase of $566 million, or 17 percent, from 2010. The Company reported net income of $4.02 cents per share from continuing operations on a diluted basis for the full year, including $2.66 per share from the release of the valuation allowance, compared with $1.86 for the same period of 2010.

The Company has posted a summary presentation of information related to the quarter on its website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx

North America Tire Operations

North America Tire Operations achieved net sales of $778 million during the fourth quarter, up 16 percent from 2010 net sales of $669 million. The increased sales were the result of both stronger price and mix and higher unit sales. Unit sales for the North American segment increased 4.0 percent compared with the prior year fourth quarter. Cooper's total light vehicle shipments in the United States increased by 4.1 percent during the quarter, compared with total industry shipments which decreased 3.4 percent as reported by the Rubber Manufacturers Association.

This outperformance was despite relatively weaker industry and Company volumes for broadline and value tire lines, where the Company has a substantial presence. The segment was able to offset this through better performance than the industry in all categories, but particularly in ultra-high performance, light truck and SUV tires resulting in a volume increase better than the industry. The segment continues to benefit from the successful launch of new products. For the full year, the segment's shipments of light vehicle tires in the U.S. increased 0.4 percent, compared with an industry decrease of 2.2 percent.

The segment's operating profit was $35 million for the fourth quarter, or 4.5 percent of net sales. This is a decrease of $7 million compared with the same period in 2010. Favorable pricing and mix of $71 million were more than offset by $78 million of higher raw material costs. Products liability costs were $5 million lower than a year ago. Increased volumes were $2 million favorable. Other costs decreased by $2 million. Selling, general and administrative costs were $1 million lower than a year ago. Manufacturing costs, including impacts from the labor situation at the Company's manufacturing operation in Findlay, Ohio, increased by $10 million.

The manufacturing costs included $3 million to mobilize and train a temporary workforce and $8 million of unabsorbed overhead costs. The Findlay plant had limited manufacturing during the last part of the year, including 14 shut down days followed by a production ramp up as the temporary workforce was relocated to Findlay and trained on Cooper's manufacturing and quality systems. Since arriving this workforce has steadily increased production quantities.

For the year ended Dec. 31, 2011, the segment reported record net sales of $2.9 billion increasing $500 million from the prior year. Operating profit was $77 million for the year, compared with $131 million for 2010.

International Tire Operations

The Company's International Tire Operations reported $376 million in net sales, an increase of $35 million, or 10 percent, compared with the fourth quarter of 2010. The increase reflected positive price and mix partially offset by lower volumes. The segment shipped 11 percent fewer units than the same quarter in 2010, including intercompany shipments. Asian sales volumes decreased by 5 percent, while European sales volumes decreased by 20 percent. The segment's sales volumes were impacted by slowdowns in the European and Chinese economies as well as our continued exit from the bias tire business in Asia, to focus more on the premium tire segments.

The segment's operating profit increased by $11 million to $29 million, or 7.7 percent of net sales, in the fourth quarter of 2011, from $18 million, or 5.4 percent of net sales, in the fourth quarter of 2010. Favorable price and mix of $59 million more than offset higher raw material costs of $41 million. Manufacturing cost changes lowered results by $5 million and lower sales volumes decreased results by $3 million.

For the year ended Dec. 31, 2011, the segment reported $1.6 billion of net sales and $103 million of operating profit, compared with $1.3 billion and $82 million for the same period of 2010.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, "During the quarter, we successfully navigated several challenges, resulting in a quarter with more than $1 billion in sales and sequential margin expansion from the third quarter.

"Our strengthened product portfolio is continuing to perform very well as we achieved better than market growth in multiple product lines. Focusing on delivering products that meet ever-changing consumer needs should help to balance our exposure to broadline tires and economic conditions. We continue to believe that pent-up demand for broadline tires exists, although it is difficult to predict exactly when that demand will manifest.

"Raw materials are inherently volatile, but have shown signs of stabilizing at elevated levels. The third quarter of 2011 represented an all-time high on our raw material index and, while costs declined somewhat in the fourth quarter, they remain elevated at near record highs. We believe the Company's raw material index will be flat from the fourth quarter to the first quarter.

"Our manufacturing facilities are doing a great job of adjusting to very fluid conditions. The successful efforts we have made to improve our cost structure and increase the flexibility of our footprint over the last few years are evident in our results, and we believe further improvement can contribute meaningful results over the next couple of years.

"Moving forward, we will continue investing in the business and expect capital expenditures for 2012 to total $180 million to $210 million. This includes investments in an ERP system and investments to ramp up production at the Serbian plant acquired in early 2012. While this amount is higher than in recent years, we believe it is appropriate relative to the strength of our balance sheet, and the growth of our business.

"Regarding the labor situation, we are happy to have reached an agreement with USW Local 752L in Texarkana, Arkansas. This agreement will improve our long-term competitiveness at that plant. We have also reached a tentative agreement with USW local 207L at our Findlay, Ohio facility. The membership will vote on ratification of this agreement later today. We will not be commenting on the details of that contract prior to ratification.

"Our priority during the lockout has been to protect the supply of tires to our customers. In order to do this we will incur premium costs during the first quarter which include additional overtime, the costs of mobilizing and training a temporary workforce and operating below capacity during the quarter. These costs will potentially be as high as $30 million in the first quarter of 2012. Even with the premium costs, we expect operating profit in the first quarter of 2012 to be similar to the first quarter of 2011. If the labor situation persists due to an adverse vote, we expect second quarter premium costs to be much lower reflecting higher capacity utilization.

"As we look forward to 2012, our record of achievement gives us confidence that we will continue moving the business forward despite the headwinds facing the industry and Company. The path forward may wind at times, but we remain optimistic about our future."

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern Time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s website at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Available Information

We webcast our earnings calls and certain events we participate in or host on the investor relations portion of our website, http://coopertire.com/investors.aspx. We also make available on our website free of charge a variety of information for investors. Our goal is to maintain the investor relations portion of the website as a portal through which investors can easily find or navigate to pertinent information about us, including:

•	our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the Securities and Exchange Commission (“SEC”);
•	information on our business strategies, financial results and selected key performance indicators;
•	announcements of our participation at investor conferences and other events;
•	press releases on quarterly earnings, product and service announcements and legal developments;
•	corporate governance information; and
•	other news and announcements that we may post from time to time that investors might find useful or interesting.

The content of our website is not intended to be incorporated by reference into this press release or in any report or document we file with or furnish to the SEC, and any references to our website is intended to be inactive textual references only.

Forward-Looking Statements

This press release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	the failure to achieve expected sales levels;
•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	the impact of labor problems, including a labor disruptions at the Company or at one or more of its large customers or suppliers;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	changes in interest or foreign exchange rates;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	consolidation among the Company's competitors or customers;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	litigation brought against the Company including products liability claims, which could result in material damages against the Company, as well as potential increase in legal fees due to a more active trial docket in the coming year;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	changes to tariffs on certain tires imported into the United States from the People's Republic of China or the imposition of new tariffs or trade restrictions;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	failure to implement information technologies or related systems including failure to successfully implement an ERP system;
•	the risks associated with doing business outside of the United States;
•	failure to attract or retain key personnel;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	changes in the Company’s relationship with joint-venture partners;
•	the inability to recover the costs to develop and test new products or processes;
•	inability to adequately protect the Company’s intellectual property rights;
•	and inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2010	2011	2010	2011

Net sales	$919,640	$1,045,486	$3,360,984	$3,927,158
Cost of products sold	807,740	931,997	2,940,283	3,562,813
Gross profit	111,900	113,489	420,701	364,345

Selling, general and administrative	56,448	53,836	211,678	201,044
Restructuring	845	-	20,649	-
Operating profit	54,607	59,653	188,374	163,301

Interest expense	9,371	8,588	36,647	36,191
Interest income	(1,115)	(791)	(5,265)	(3,190)
Other expense (income)	(890)	1,678	(2,834)	(3,846)
Income from continuing operations, before income taxes	47,241	50,178	159,826	134,146

Income tax expense	758	(164,540)	20,057	(135,457)

Income from continuing operations	46,483	214,718	139,769	269,603

Income from discontinued operations, net of income taxes	(247)	-	24,118	-

Net income	46,236	214,718	163,887	269,603

Net income attributable to noncontrolling shareholders' interests	6,038	5,693	23,438	16,100

Net income attributable to Cooper Tire & Rubber Company	$40,198	$209,025	$140,449	$253,503

Basic earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.66	$3.36	$1.90	$4.08
Income from discontinued operations	-	-	0.39	-
Net income available to Cooper Tire & Rubber Company common stockholders	$0.65 [1]	$3.36	$2.29	$4.08

Diluted earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.64	$3.33	$1.86	$4.02
Income from discontinued operations	-	-	0.38	-

Net income available to Cooper Tire & Rubber Company common stockholders	$0.64	$3.33	$2.24	$4.02

Weighted average shares outstanding (000s):
Basic	61,541	62,283	61,299	62,150
Diluted	62,919	62,820	62,648	63,012
Depreciation	$29,900	$29,850	$121,785	$121,556
Amortization	$444	$335	$1,936	$1,343
Capital expenditures	$44,698	$34,120	$119,738	$155,406

Segment information
Net sales
North American Tire	$669,336	$777,485	$2,423,808	$2,856,926
International Tire	341,311	376,191	1,272,224	1,557,080
Eliminations	(91,007)	(108,190)	(335,048)	(486,848)

Segment profit (loss)
North American Tire	$42,441	$34,888	$130,694	$77,432
International Tire	18,492	28,906	82,081	102,720
Eliminations	1,400	949	(251)	(1,428)
Unallocated corporate charges	(7,726)	(5,090)	(24,150)	(15,423)

******************************

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31
	2010	2011

Assets
Current assets:
Cash and cash equivalents	$413,359	$233,710
Notes receivable	69,547	71,661
Accounts receivable	414,149	427,782
Inventories	386,827	465,393
Other current assets	56,357	65,434
Total current assets	1,340,239	1,263,980

Net property, plant and equipment	852,442	969,103
Goodwill	-	18,851
Restricted cash	2,274	2,475
Intangibles and other assets	110,582	246,596
	$2,305,537	$2,501,005

Liabilities and Equity
Current liabilities:
Notes payable	$146,947	$131,651
Trade payables and accrued liabilities	536,828	491,521
Income taxes	4,601	6,646
Current portion of long-term debt	5,885	21,199
Total current liabilities	694,261	651,017

Long-term debt	320,724	329,496
Postretirement benefits other than pensions	257,657	293,267
Pension benefits	258,321	360,632
Other long-term liabilities	180,082	168,703
Redeemable noncontrolling shareholders' interests	71,442	-
Equity	523,050	697,890
	$2,305,537	$2,501,005

1 Amounts do not add due to rounding